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                                                               Exhibit 23.1




                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Numbers 33-26995, 33-28484, 33-38132, 33-39358,
33-44217 and 33-57989) and in the Prospectuses constituting part of the Registration Statements on Form S-3 (Numbers 33-79226, 33-87216 and 33-61405) of Landmark Graphics Corporation of our report dated July 27, 1994, except as to Note 23 which is as of July 26, 1995, relating to the financial statements of Landmark Graphics Corporation and of our report dated August 29, 1994 related to the financial statements of Stratamodel, Inc. which appear in the Current Report on Form 8-K of Landmark Graphics Corporation dated August 10, 1995.



/s/ PRICE WATERHOUSE LLP

Houston, Texas
August 8, 1995